EXHIBIT 99.1

SONICWALL ANNOUNCES CEO RESIGNATION

Sunnyvale, Calif. – August 1, 2002 – SonicWALL, Inc. (Nasdaq: SNWL), the leading provider of integrated Internet security solutions, today announced the resignation of its Chief Executive Officer, Cosmo Santullo. Mr. Santullo also resigned from the Company’s Board of Directors.

Bill Roach, Senior Vice President of Partners, Alliances and Strategic Accounts, was appointed to the role of interim CEO, effective immediately.

“It is a difficult decision to leave the Company, but after significant consideration, my family and I have decided to remain in Massachusetts,” said Mr. Santullo. “I continue to believe in SonicWALL’s business prospects and positioning in the Internet security market.”

“I would like to thank Cosmo for his efforts during his time with SonicWALL. I understand and respect his decision to keep his home in Massachusetts, and we wish him and his family the best,” said Sreekanth Ravi, Chairman of SonicWALL. “We are fortunate to have an experienced senior executive in Bill Roach, who is well prepared to fulfill the leadership role for SonicWALL”

“I joined SonicWALL because I have a strong belief in its positioning and strategy, as indicated by its most recent quarterly results,” said Mr. Roach. “I am very excited to have this opportunity to further SonicWall’s success in the marketplace.”

Conference Call and Webcast Information

SonicWALL will hold a conference call today to discuss this press release at approximately 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time). The dial-in number for this conference call in the United States is (800) 289-0730, and the number for international callers is (913) 981-5509. A replay of this conference call will be available for two days by dialing (888) 203-1112, and entering the access code 573990. In addition, a live Webcast of this conference call will be available on the Investor Relations’ page of the company’s Web site: http://www.sonicwall.com/investor_relations/

Webcast participants should register approximately 15 minutes before the event. A replay of this Webcast will also be available on the company’s Investor Relations Web site.

About SonicWALL, Inc.
SonicWALL, Inc. is the leading provider of integrated Internet security appliances offering access security, transaction security and security services for the enterprise, e-commerce, SME, education and government markets. Core technologies include firewall, VPN, SSL, high availability, anti-virus, strong authentication with digital certificates, vulnerability assessment and content filtering. Together, these products and technologies provide the most comprehensive Distributed Security Architecture available. SonicWALL, Inc. is headquartered in Sunnyvale, CA. SonicWALL trades on the NASDAQ exchange under the symbol SNWL. For more information, contact SonicWALL at 408-745-9600 or visit the company Web site at http://www.sonicwall.com.

Certain statements in this press release are “forward-looking statements” within the meaning of the Securities Act of 1933, as amended. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect SonicWALL’s actual results include, but are not limited to, the ``Risk Factors” described in our Securities and Exchange Commission filings, including our Annual Report of Form 10-K for the year ended December 31, 2001. All forward-looking statements included in this release are based upon information available to SonicWALL as of the date of the release, and we assume no obligation to update any such forward-looking statement.